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                                                                    EXHIBIT 10.6

                     EMPLOYMENT AGREEMENT OF PAUL BIBERKRAUT

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 27th day of December, 2002, between TANGIBLE ASSET GALLERIES, INC., a Nevada Corporation (the "Company" or "TAGZ"), and PAUL BIBERKRAUT, with reference to the following:

         Company desires to employ Mr. Biberkraut as TAGZ's Chief Financial Officer and Mr. Biberkraut desires to accept such employment, on the terms and conditions set forth hereinafter in this Agreement.

         NOW, THEREFORE, in consideration of the respective promises of each party made to the other in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged by each of the parties, it is agreed as follows:

         1.       EMPLOYMENT AS CHIEF FINANCIAL OFFICER.

                  1.1 EMPLOYMENT AS CHIEF FINANCIAL OFFICER. TAGZ hereby employs Mr. Biberkraut as Chief Financial Officer, and Mr. Biberkraut hereby accepts such employment and agrees to serve in that position, on a full time basis, in accordance with the terms and subject to the conditions contained in this Agreement.

                  1.2 NO CONFLICTING DUTIES. Mr. Biberkraut hereby represents and warrants that he is under no contractual or other commitments (written or oral) that are inconsistent with his obligations set forth in this Agreement or which would interfere with the performance of his duties hereunder, including, but not limited to, any employment, services or consulting agreements or commitments or any non-competition, trade secret or confidentiality or similar agreements.

                  1.3 NONSOLICITATION COVENANT. TAGZ wishes to protect its legitimate business interests and Mr. Biberkraut has, and recognizes that he will continue to have, access to significant confidential, proprietary or trade secret information of TAGZ during the course of his employment including, but not limited to, names and relationships with clients and potential clients. Based on the foregoing, for the term of this Agreement and for an additional one
(1) year after termination Mr. Biberkraut's employment, Mr. Biberkraut shall not, without TAGZ's prior written approval: (a) solicit business from any person or entity which was a client of TAGZ at any time during Mr. Biberkraut's employment; (b) entice, induce or encourage any other person to engage in any activity which, were it done by that party directly, would violate any provision hereof.

         2. COMPENSATION. Mr. Biberkraut's compensation for all services rendered to TAGZ or to any affiliate of TAGZ shall be as follows:

                  2.1 BASE SALARY AND BONUS. Mr. Biberkraut's base salary shall be $120,000 per year, subject to annual review, and payable in accordance with the Company's usual pay schedule for officer salaries. In addition, Mr. Biberkraut shall receive, in the Company's discretion, bonuses of (a) up to 20% of his base salary based upon individual performance; and (b) up to 30% of his base salary based upon the Company's performance. Said bonuses are independent of one another and the Company may choose to pay Mr. Biberkraut either or both of said bonuses in any given year.

                  2.2 EMPLOYEE BENEFITS. Health insurance coverage under TAGZ's group plan, on the same terms and conditions as other TAGZ employees and participation in all other employee benefit plans and programs in which all full time employees are generally entitled to participate.

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                  2.3 VACATION. Mr. Biberkraut shall be entitled to three weeks'
paid vacation, with vacation time lost and non-compensable if not used.

                  2.4 REIMBURSEMENT OF EXPENSES. Mr. Biberkraut shall be entitled to be reimbursed promptly for his reasonable out-of-pocket expenses incurred in the performance of his duties for the Company, in accordance with and subject to the Company's expense reimbursement policies, including but not limited to: (a) up to $500 per month for automobile expenses; (b) costs of maintaining Mr. Biberkraut's professional licenses (approximately $500 per year); (c) premiums for Mr. Biberkraut's long-term disability insurance policy (approximately $1,700 per year); (d) charges for Mr. Biberkraut's use of his mobile phone for Company business (approximately $40 per month).

                  2.5 TAXES AND WITHHOLDINGS. All compensation and benefits payable to Mr. Biberkraut under this Agreement shall be paid net of any employment taxes or withholding required pursuant to applicable law or under any employee benefit plans or programs in which Mr. Biberkraut or his dependents participate.

         3. GRANT OF OPTIONS. The Company shall grant Mr. Biberkraut options to purchase a total of 500,000 shares of the Company's Common Stock (the "Options") at an option purchase price of $0.02 per share, said options vesting in equal amounts over three years under and pursuant to the Company's 1999 Incentive Stock Plan (the "Plan"). On or after the vesting of any portion of this Option in accordance herewith, and until termination of the right to exercise this Option in accordance with Section 3.1 below, the portion of this Option which has vested prior to such termination may be exercised in whole or in part by Mr. Biberkraut upon delivery of the following to the Company at its principal executive offices of a written notice to exercise along with a check in the amount of the option purchase price multiplied by the number of shares being purchased.

                  3.1 TERMINATION OF OPTIONS. The Options granted hereby may be exercised until the later of (a) 10 years from the date of this Agreement; (b) one year following termination of Mr. Biberkraut's employment with the Company.

         4. INDEMNIFICATION AND D&O LIABILITY INSURANCE. The Company agrees that it shall indemnify and hold Mr. Biberkraut harmless against any liability, claim or cost resulting from any claims against him for acts or omissions occurring in the course of his employment with the Company, PROVIDED, HOWEVER, that this obligation shall not extend to wrongful acts of Mr. Biberkraut which are determined by a trier of fact to have been intentional or grossly negligent. To the extent that the indemnification provisions of the Company's by-laws differ materially from this Section 4, the by-laws shall control. Notwithstanding the foregoing, the Company agrees that during the term of this Agreement it shall maintain directors and officers liability insurance covering Mr. Biberkraut, in an amount and under such terms and conditions as are typical for a company such as TAGZ.

         5. TERM AND TERMINATION.

                  5.1 TERM. The term of Mr. Biberkraut's employment under this Agreement shall be three (3) years commencing on the date of this Agreement, unless Mr. Biberkraut's employment is sooner terminated pursuant to provisions hereinafter set forth in this Section 5 or unless Mr. Biberkraut's employment is extended by mutual agreement of the parties.

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                  5.2 TERMINATION WITHOUT CAUSE. The Company shall be entitled at any time to terminate Mr. Biberkraut's employment without Cause (as defined below), effective on fifteen (15) days prior written notice to Mr. Biberkraut. Mr. Biberkraut's employment with the Company also shall terminate in the event and on the occurrence of his disability (as hereinafter defined) or his death. In the event of any such termination of Mr. Biberkraut's employment pursuant to this Section 5.2, the Company shall (a) continue to pay Mr. Biberkraut his base salary for a period of three (3) months from the effective date of the termination (the "Severance Period"), and (b) continue medical insurance coverage for him (and for his dependents if they also were covered at the time of such termination), on the terms in effect at the time of such termination, for the Severance Period.

                  5.3 TERMINATION FOR CAUSE. TAGZ may terminate Mr. Biberkraut's employment for Cause at any time effective on written notice to him. In the event of a termination for Cause, the Company's sole obligation and liability to Mr. Biberkraut shall be to pay Mr. Biberkraut any unpaid salary, together with any unused vacation, accrued to the effective date of such termination. For purposes of this Agreement, "Cause" shall be defined as the occurrence of any of the following: (a) Mr. Biberkraut's conviction of an act that, under applicable law or government regulations, constitutes a felony or a misdemeanor involving moral turpitude; (b) Mr. Biberkraut's breach or violation of any confidentiality covenants with the Company, or of any conflict of interest or ethics policies from time to time adopted by the Board of Directors and made applicable generally to the officers of TAGZ, which continues unremedied for a period of ten (10) days following written notice thereof to Mr. Biberkraut from TAGZ or which is not susceptible to cure; (c) Mr. Biberkraut's breach or violation of any of his material covenants or obligations in this Agreement which continues unremedied for a period of thirty (30) days following written notice thereof to Mr. Biberkraut from TAGZ or which is not susceptible to cure.

                  5.4 VOLUNTARY TERMINATION. In the event that (a) TAGZ commits a breach of any of its material obligations under this Agreement; or (b) there occurs a change in Mr. Biberkraut's duties or responsibilities; and TAGZ fails to cure same within thirty (30) days of receipt of a written notice from Mr. Biberkraut specifying the nature of such breach and/or change, Mr. Biberkraut may, as his sole right and remedy therefor, terminate his employment with the Company by giving ten (10) days notice of such termination to TAGZ, and such termination shall be treated as a termination by the Company without cause under
Section 5.2 hereof, entitling Mr. Biberkraut to the severance benefits specified in that Section. For purposes of this section 5.4, a change in duties or responsibilities means a material change in Mr. Biberkraut's duties and responsibilities for TAGZ from those duties and responsibilities described in
Section 1.1 of this Agreement.

                  5.5 EXCLUSIVITY OF REMEDIES. In the event of any termination of Mr. Biberkraut's employment by TAGZ or by Mr. Biberkraut, and whether such termination is or is not for Cause, then the respective rights and remedies and the respective obligations of the parties hereto set forth in this Section 5 shall constitute the exclusive rights, remedies and obligations of the parties, and each party disclaims any other rights or remedies it or he (as the case may be) would, but for the provisions of this Section 4, have under applicable law by reason of such termination of employment or the acts or omissions that led to such termination of employment.

         6.       MISCELLANEOUS.

                  6.1 ENTIRE AGREEMENT/AMENDMENT. This Agreement shall constitute the entire agreement of the parties with respect to its subject matter, and shall supersede any other prior or contemporaneous written, oral or implied agreements or understandings between the parties. This Agreement may be amended at any time, but only by a written instrument signed by both parties.

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                  6.2 NO ASSIGNMENT. No party may transfer or assign any of its rights or obligations under this Agreement and any attempt to do so shall be null and void; PROVIDED, HOWEVER, that TAGZ shall be entitled, without the necessity of having to obtain the consent of Mr. Biberkraut, to assign this Agreement and delegate its duties hereunder to any corporation or other entity that acquires a majority or more of the outstanding common stock of TAGZ or all or substantially all of the assets of TAGZ, whether by purchase, merger, consolidation or otherwise.

                  6.3 BINDING ON SUCCESSORS. Subject to Section 6.2 above, this Agreement shall be binding on the parties and their respective heirs, legal representatives and successors and assigns.

                  6.4 HEADINGS. Section, subsection and paragraph headings are for convenience of reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Agreement.

                  6.5 SEVERABILITY. If any provision of this Agreement or of the Employee Confidentiality Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or thereof (as the case may be) shall not be affected or impaired in any way.

                  6.6 GOVERNING LAW. This Agreement is made in and shall be construed and interpreted according to and enforced under the internal laws of the State of California, excluding its choice of law rules and principles.

                  6.7 ARBITRATION AND WAIVER OF JURY TRIAL. Any dispute between the parties relating to this Agreement shall be resolved exclusively by binding arbitration in accordance with the rules of commercial arbitration of the American Arbitration Association in Los Angeles County, California and the determination of the arbitrator in any such proceeding shall be final and binding on and non-appealable by the parties. EACH PARTY DOES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE SUCH PARTY'S RIGHTS TO A TRIAL BY JURY IN ANY SUCH PROCEEDING, AND IN ANY TRIAL OR OTHER PROCEEDING BETWEEN THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT, AND EXPRESSLY AND IRREVOCABLY AGREES THAT THE TRIER OF FACT IN ANY SUCH PROCEEDING SHALL BE THE ARBITRATOR.

                  6.8 AUTHORITY. TAGZ represents and warrants to Mr. Biberkraut that it has the requisite corporate power and authority, and Mr. Biberkraut represents and warrants to TAGZ that he has the legal capacity and right to enter into this Agreement and to perform its or his respective obligations under this Agreement. Each of TAGZ and Mr. Biberkraut further represents and warrants that its or his (as the case may be) execution, delivery and performance of this Agreement does not and will not conflict with or violate any contract, agreement or understanding, written or oral, to which it or he is a party to which it or he is subject or bound.

                  6.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each of such signed counterparts, including any photocopies or facsimile copies thereof, shall be deemed to be an original, but all of such counterparts shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and date first above written:


                                         TANGIBLE ASSET GALLERIES, INC.

                                         By: S/S SILVANO DEGENOVA
                                             -----------------------------------

                                         S/S PAUL BIBERKRAUT
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